SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  iVoice, Inc.

             (Exact name of registrant as specified in its charter)

         Delaware                                             52-1750786
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            identification No.)

                                 750 Highway 34
                            Matawan, New Jersey 07747
                                 (732) 441-7700
                    (Address of principal executive offices)

                        Individual Plan for Bruce Barren

                              (Full title of plan)

            Jerome R. Mahoney, President and Chief Executive Officer
                                  iVoice, Inc.
                                 750 Highway 34
                            Matawan, New Jersey 07747
                                 (732) 441-7700

                             The Company Corporation
                                1013 Centre Road
                              Wilmington, DE 19805
                     (Name and address of agent for service)

                                 (302) 636-5440
          (Telephone number, including area code of agent for service)


                          CALCULATION OF REGISTRATION FEE
=================================================================================
Title of       Proposed maximum  Proposed maximum     Amount of
securities       Amount to be    offering price      Aggregate      Registration
to be registered  registered      per share (1)     Offering Price      fee (2)
=================================================================================
Class A Common
Stock($.0001 par
value)           35,000,000         $0.001       $35,000          $3.22
=================================================================================

(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on February 14, 2003.

(2) iVoice has a credit of $141.22, which should be applied against the Registration Fee.

                                     PART I

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     The following documents filed by iVoice, Inc.(the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a) The Registrant's amended Form 10-KSB filed on March 27, 2002 for the year ended December 31, 2001, the Registrant's SB-2 Registration Statement filed on January 24, 2003, and the Registrant's Quarterly Report on Form 10-QSB, filed on November 14, 2002, for the quarter ended September 30, 2002.

     (b) all other reports filed by the Company pursuant to Section 13(a) or
Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in
(a), above; and

     (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article V of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

     Additionally, as permitted by the General Corporation Law of the State of Delaware, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under
Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement Bruce Barren

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Karl R. Rolls (contained in Exhibit 5.1)

     23.2      Consent of Independent Auditors.

     24.1      Power of Attorney (Contained within Signature Page)


Item 9.   Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
Statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matawan, State of New Jersey, on February 14, 2003.

                               iVoice, Inc.

                               By:  /s/
                                    ----------------------------------
                                    Jerome R. Mahoney, President and Chief
                                    Executive Officer

                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears Below, being the sole Director of the company, constitutes and appoints Jerome
R. Mahoney acting individually as his attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacity and on the date indicated.

Signature                               Title                      Date
----------                              -----                      ----


---------------------------
/s/ Jerome R. Mahoney               President, Chief           February 14, 2003
                                    Executive Officer,
                                    Sole Director

                               INDEX TO EXHIBITS

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Agreement for consulting services by Bruce Barren

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Karl R. Rolls (contained in Exhibit 5.1)

     23.2      Consent of Independent Public Accountants

     24.1      Power of Attorney (Contained within Signature Page)






                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of iVoice, Inc. on Form S-8 of our report dated February 11, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A of iVoice, Inc. for the year ended December 31, 2001.

MENDLOWITZ WEITSEN LLP, CPAs



   /s/ Mendlowitz Weitsen, LLP
---------------------------------
East Brunswick, New Jersey
February 11, 2003

                               Karl R. Rolls, Jr.
                                 Attorney At Law
                        306-N El Norte Parkway, Suite 455
                               Escondido, CA 92026
                               john@reidrolls.com
                       Tel: 760-533-1710 Fax: 760-741-9122

                                February 10, 2003

iVoice, Inc.
750 Highway 34
Matawan, NJ 07747

Re: Opinion of Counsel - Registration Statement of iVoice on Form S-8 for Consulting Agreement with Bruce W. Barren


Gentlemen:

I have acted as counsel for iVoice, Inc., a Delaware corporation ("Company"), in connection with the preparation and filing of Company's Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 35,000,000 shares of Company's Class A Common Stock, at $.001 par value (the "Common Stock"), unrestricted, to be issued forthwith as soon as practicable, as set out in the Registration Statement, pursuant to that certain consulting agreement between Company and Bruce W. Barren ("Consultant") proposed, dated and signed by Consultant on January 15, 2003 and approved, ratified and signed by Company's authorized agent and officer on February 5, 2003 (the "Consulting Agreement").

The Consulting Agreement, upon a thorough review, provides for bona fide services, consistent with the Act, which are not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a marked for Company's securities. I have made due inquiry of Mr. Barren and no information has come to my attention to cause me to believe the services to be provided under the Consulting Agreement differ from the description of services therein.

I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records and certificates of public officials as I have deemed sufficient and necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of Company, in effect and on file, as amended; and (iii) the record of the action taken on February 5, 2003, a unanimous consent set out in a document entitled "Consent of the Board of Directors" and dated February 5, 2003, in connection with any matters covered by this opinion.

In all instances, I have assumed the authenticity of all documents submitted to me for review in connection with this legal opinion.

This opinion is expressly limited in scope to the securities described herein and which are to be expressly covered by the proposed Registration Statement, and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other agreements or plans, whether presently in existence or not. Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above-referenced Registration Statement which will be subject to a new or revised opinion concerning the legality of the securities then proposed to be issued.

I consent to the filing of this opinion with the Commission as an exhibit to the above-referenced Registration Statement, however, this opinion may not be used, circulated, quoted, provided to third parties, or otherwise referred to for any other purpose without first obtaining my prior written consent.

Based on the foregoing, and in reliance thereon, it is my opinion that the proposed issue of the Class A Common Shares of Company under the Consulting Agreement is duly authorized and, when issued in accordance with said Consulting Agreement, Articles of Incorporation, and operative Bylaws of Company, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/__________________________________
         Karl R. Rolls, Jr.



KRR:pkd:e

cc: Bruce W. Barren, Consultant

                              CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is entered into effective the 5th day of February, 2003 by and between Bruce W. Barren ("Consultant") and iVoice, Inc. ("Company").

     WHEREAS, Consultant is an independent contractor; and

     WHEREAS, the Company desires to engage Consultant and Consultant desires to provide specified general business consulting services not in connection with fund raising activities to the Company on and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency are acknowledged, the parties agree as follows:

     1. Engagement. The Company engages Consultant and Consultant accepts the engagement from the Company to perform new technology development for the Company, and such other services as enumerated in Paragraph 2 herein, upon the terms and conditions of this Agreement.

     2. Scope of Engagement. Consultant agrees to devote its good faith diligent efforts to render the following services for the Company:

(a) Screen compatible technologies using patent files and contacts with industry sources.
(b) Evaluate compatible technologies for the Company.
(c) Facilitate meetings with patent owners or license holders of potential technology acquisition candidates.
(d) The implementation of short-range and long-range strategic planing to develop and enhance the Company's products and services;
(e) Develop and assist in the implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;
(f) Advise the Company relative to the recruitment and employment of marketing and sales personnel consistent with the growth of operations of the Company; (g) The identification, evaluation, structuring, negotiating and closing of strategic alliances.

     3. Term of Engagement. This Agreement shall remain in effect for three months from the effective date, unless terminated for cause by prior written notice.

     4. Compensation. Consultant shall be paid the following compensation:

(a) Fee. $35,000, payable in 35,000,000 shares of common stock of the Company. The shares shall be registered, pursuant to a registration statement filed with the Securities and Exchange Commission, fully paid, non-assessable, and freely trade-able.

(b) Expense Reimbursement. The Company shall pay all expenses incurred by the Consultant in the performance of its duties, provided, however, that such expense have been pre-approved by the Company prior to their being incurred.

5. Subcontractors. Consultant may, from time to time, engage other third parties to assist it in the performance of its duties to the Company. In the event that Consultant does in fact retain such subcontractors, Consultant shall be solely responsible for any compensation due to such subcontractors. Consultant envisions that payments to such subcontractors, if any, would take the form of Company stock as issued pursuant to this agreement. However, whether consultant retains such subcontractors or not, the Company shall not be obliged to pay any money nor issue any further shares to such subcontractors other than those shares issued to Consultant as described in section 4 (a) herein.

     6. Termination. This Agreement may be terminated for cause by prior notice given by either party.

     7. Independent Contractor. Consultant is an independent contractor and not an employee, partner, joint venturer or other representative of the Company. Consultant shall have no right or authority to bind the Company to any agreement or transaction. Consultant is not under the direct or indirect control of the Company. All references in the Agreement to "Consultant" include the Consultant and Consultant's directors, officers, employees and affiliates.

     8. Indemnification. The Company shall indemnify and hold the Consultant harmless against any and all loss, liability, claim, damage, and expense whatsoever (including attorneys' fees) arising out of or based upon a breach by the Company of any warranty, representation, or agreement in this Agreement.

     9. Assignment. Shares issued to Consultant pursuant to this agreement shall be assignable at will by consultant.

    10. Miscellaneous.

     (a) Notices. Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. Mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

     (b) Entire Agreement. This document constitutes the complete and entire consultant's agreement between the parties hereto with reference to the subject matters hereof only. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof. Any other agreements between the parties outside the scope of this agreement shall remain in full force and effect.

     (c) Headings. The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

     (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors and assigns.

     (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

     (f) Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

     (g) Applicable Law. This Agreement shall be governed by and construed in accordance with New Jersey law.

     (h) Resolution of Disputes. The parties agree to resolve all disputes arising under or in connection with this Agreement by final and binding arbitration, which either party may initiate 60 days after the parties have failed to reach a mutually acceptable agreement after negotiating in good faith to do so. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, held in Newark, NJ

     (i) Additional Documents. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

     (j) Cumulative Remedies. The remedies of the parties as set forth herein are cumulative and may be exercised individually or together with one or all other remedies, and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity.

     (k) Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     (l) Waiver. The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this


                                    iVoice, Inc.



___/s/ Bruce Barren                 /s/ Jerry Mahoney
BY Bruce Barren                     BY:  Jerry Mahoney
                                         Chief Executive Officer